Exhibit 99.1
For Immediate Release
January 29, 2016

Contacts:	Media Inquiries:	Analysts’/Shareholders’ Inquiries:
	Colleen Penhall	Tiffany Mason
	704-758-2958	704-758-2033
	colleen.b.penhall@lowes.com	tiffany.l.mason@lowes.com

LOWE’S COMPANIES, INC. NAMES SANDRA B. COCHRAN
TO BOARD OF DIRECTORS

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today announced Sandra B. Cochran, 57, has been appointed to its board of directors, effective immediately. Today’s announcement brings Lowe’s board of directors to 13 members, 12 of whom are independent.
“Sandy brings a combination of strong leadership and retail experience, as well as tremendous financial acumen to Lowe’s, and I am pleased to welcome her to our board of directors,” said Robert A. Niblock, Lowe’s chairman, president and CEO. “Her executive-level financial experience will be a tremendous asset as we continue our transition from a home improvement retailer to an omni-channel home improvement company.”
Cochran is the president and chief executive officer of Cracker Barrel Old Country Store, Inc. She joined Cracker Barrel as chief financial officer in 2009 and was named president and chief operating officer the following year. Cochran was named to her current position in September of 2011. She was previously chief executive officer of Books-A-Million, Inc. from 2004-2009.
Cochran is on the board of directors of Cracker Barrel Old Country Store, Inc. and Dollar General Corporation and previously served on the board of directors of Books-A-Million.
Cochran will serve on the Governance and Compensation committees. She will stand for election at Lowe’s 2016 Annual Meeting of Shareholders.
About Lowe’s
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 16 million customers a week in the United States, Canada and Mexico through its stores and online at Lowes.com, Lowes.ca and Lowes.com.mx. With fiscal year 2014 sales of $56.2 billion, Lowe’s has more than 1,845 home improvement and hardware stores and 265,000 employees. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.

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